Exhibit 10.1

JOINDER AGREEMENT

This Joinder Agreement (this “Agreement”), dated as of September 30, 2015, is made by and among Capricor, Inc. (“Capricor”), Capricor Therapeutics, Inc. (“CTI”) and California Institute For Regenerative Medicine (“CIRM”). Capricor and CTI shall collectively be referred to herein as “Loan Recipients”).

RECITALS

A.           CIRM and Capricor are parties to that certain Loan Agreement made in connection with that certain Notice of Loan Award dated February 13, 2013 (the “Loan Agreement”).

B.           Capricor has undergone a merger pursuant to which CTI has become the parent company of Capricor and owns all of its capital stock.

C.           CIRM has requested that CTI become a party to the Loan Agreement as a Loan Recipient and CTI has agreed to do so and confirm its agreement to be bound by the terms and conditions set forth therein to the same extent as Capricor.

D.           All terms with an initial capital letter that are used but not defined in this Agreement shall have the respective meanings given to such terms in the Loan Agreement.

NOW, THEREFORE, for valuable consideration, CIRM and Loan Recipients agree as follows:

1.        Joinder.

1.1      CTI hereby acknowledges and confirms that by executing and delivering this Agreement, it will become a party to the Loan Agreement as a Loan Recipient thereunder and hereby agrees to perform and observe and be bound by, each and every one of the covenants, promises, agreements, terms, obligations, duties and liabilities of Loan Recipient set forth therein, including, without limitation, the obligation to repay the Loan, subject in each case to the rights and benefits afforded to Loan Recipient thereunder.

1.2      Capricor agrees that its status as the Loan Recipient under the Loan Agreement is not affected in any way by the terms of this Agreement.

1.3      All references to the term "Loan Recipient" in the Loan Agreement, or in any document or instrument executed and delivered or furnished, or to be executed and delivered or furnished, in connection therewith shall be deemed to be a reference to, and shall include, CTI.

2.        Nature of Obligations to Lender. The obligations of Loan Recipients under the Loan Agreement are joint and several. To the extent that any obligations or indebtedness of either Loan Recipient to CIRM shall be considered an obligation of guaranty or suretyship, each Loan Recipient hereby guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of such obligations and indebtedness, subject to the terms and provisions contained therein.

3.        Obligations of Loan Recipient. The obligations of each Loan Recipient under the Loan Agreement shall not be released, discharged or otherwise affected by:

(a)     Any change in the corporate existence, structure or ownership of either Loan Recipient, or any insolvency proceeding affecting either Loan Recipient or its assets or any resulting release or discharge of any such obligations or indebtedness;

(b)   The existence of any claim, set-off or other rights which either Loan Recipient may have at any time against the other Loan Recipient, CIRM or any other person or entity, whether in connection herewith or any unrelated transactions;

(c)   Each Loan Recipient's liability under the Loan Agreement shall continue even if CIRM's or either Loan Recipient's remedies or rights against the other Loan Recipient are impaired or suspended, in each case without such Loan Recipient's consent; provided, however, that in the event CIRM agrees to modify the terms of the Loan Agreement, or to forgive the underlying obligation or in the event a Loan Recipient, pursuant to the Loan Agreement, elects to abandon the Project which would result in a forgiveness of the Loan, then any obligation of the other Loan Recipient shall be similarly modified or forgiven. Any action taken by either Loan Recipient with respect to the Loan Agreement shall bind the other Loan Recipient.

4.        Waivers. Until all obligations and indebtedness under the Loan Agreement are paid in full or otherwise excused, each Loan Recipient:

(a)    waives any and all rights of subrogation, reimbursement, indemnification and contribution;

(b)    waives diligence and all demands, protests, presentments and other notices of any kind to the other Loan Recipient or any other person or entity with respect to all obligations and indebtedness under the Loan Agreement, including notices of protest, dishonor, nonpayment, acceptance of the Loan Agreement and the creation, renewal, extension, modification or accrual of the obligations and indebtedness; and

(c)    waives the right to require CIRM to (i) marshal any assets in favor of such Loan Recipient, (ii) proceed first against the other Loan Recipient or any person or entity, or against the property of any other person or entity, any collateral or any other security that may be held for such obligations or indebtedness), (iii) apply any such security to such obligations or indebtedness before seeking from such Loan Recipient payment in full of such obligations or indebtedness to CIRM, or (iv) pursue any other remedy in CIRM’s power that such Loan Recipient may not be able to pursue itself and that may lighten such Loan Recipient’s burden.

5.        Reinstatement. If at any time any payment of any amount payable by either Loan Recipient in respect of the obligations or the indebtedness under the Loan Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Loan Recipient or otherwise, both Loan Recipients’ obligations or indebtedness under the Loan Agreement with respect to such payment shall be reinstated at such time as through such payment had been due but not made at such time.

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6.        Subrogation. Each Loan Recipient agrees that it shall have no right of subrogation, contribution or reimbursement against the other Loan Recipient until the obligations and the indebtedness under the Loan Agreement are paid in full.

7.        Stay of Acceleration. In the event that acceleration of the time for payment of any amount payable by Loan Recipients under the Loan Agreement is stayed upon insolvency, bankruptcy or reorganization of either Loan Recipient, all such amounts otherwise subject to acceleration under the terms of the Loan Agreement shall nonetheless be payable by the other Loan Recipient hereunder forthwith on demand by CIRM.

8.        No Other Modification of Loan Agreement. Nothing contained in this Agreement shall be construed to obligate CIRM to further extend the time for payment of the obligations or the indebtedness under, or otherwise modify, the Loan Agreement in any respect, except as expressly set forth in this Agreement.

9.        Entire Agreement. This Agreement and the Loan Agreement contain the entire agreement and understanding among the parties concerning the matters thereby and supersede all prior and contemporaneous agreements, statements, understandings, terms, conditions, negotiations, representations and warranties, whether written or oral, made by CIRM or Loan Recipients concerning the matters covered by this Agreement.

10.     Modifications. This Agreement may be modified only by a written agreement signed by Loan Recipients and CIRM.

11.      No Third Party Beneficiaries. This Agreement is entered into for the sole benefit of the CIRM (and any successor agency) and the Loan Recipients, and no other person or entity shall have any right of action under this Agreement.

12.      Continuing Effect of Documents. The Loan Agreement, as modified by this Agreement, shall remain in full force and effect in accordance with its terms and is affirmed by Loan Recipients and CIRM.

Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement as of the date first above written.

LOAN RECIPIENTS:		CIRM:

CAPRICOR, INC.		CALIFORNIA INSTITUTE FOR
REGENERATIVE MEDICINE:
By:	/s/ Karen Krasney

Name:	Karen Krasney	By:	/s/ James Harrison

Title:	EVP, General Counsel	Name:	James Harrison

		Title:	General Counsel

		Date:	September 25, 2015

CAPRICOR THERAPEUTICS, INC.

By:	/s/ Karen Krasney

Name:	Karen Krasney

Title:	EVP, General Counsel

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